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                                 EXHIBIT 5.1

                              OPINION OF COUNSEL





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                                June 17, 1996



Loronix Information Systems, Inc.
820 Airport Road
Durango, Colorado 81301

     RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Loronix Information Systems, Inc. (the "Company") with the Securities and Exchange Commission on or about June 17, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 250,000 additional shares of Common Stock, $.001 par value (the "Shares"), reserved for issuance under the 1992 Stock Plan (the "Plan"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us to be taken prior to the issuance and sale of the Shares pursuant to the Plan, and upon completion of the proceedings being taken in order to permit such transaction to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plan and the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.


                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /S/ WILSON SONSINI GOODRICH & ROSATI